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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject    ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5
    obligations may        Filed pursuant to Section 16(a) of the Securities
    continue. See             Exchange Act of 1934, Section 17(a) of the
    Instruction 1(b).        Public Utility Holding Company Act of 1935 or
                           Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person

    Cobb                            Charles                           E.
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        (Last)                      (First)                        (Middle)

    c/o Cobb Partners LTD  255 Aragon Avenue, Suite 333
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                                   (Street)

    Coral Gables                      FL                              33134
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol LNR Property Corporation/ LNR
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year Apr-02
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing

     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instruc-                                         Owned at             Direct        Bene-
                         Day/        tion 8)                                          End of               (D) or        ficial
                         Year)   -----------------------------------------------      Month                Indirect      Owner
                                  Code / V       Amount / A or D / Price            (Instr. 3 and 4)     (Instr. 4)    (4)
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
Common Stock             N/A          N/A                N/A                           30,000                D
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Common Stock             N/A          N/A                N/A                           37,417                I         By Spouse
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM 4 (continued)       Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                              Code / V               (A)    (D)
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
Common Stock Options                  36.37              4/10/2002                A                   1,000 (A)
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
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                              6. Date Exer-     7. Title/Amt. of             8. Price    9. Number       10. Owner-     11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship           ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form           of In-
                                 Date                                           ative       Secur-           of De-         direct
                                 (Month/Day/                                    Secur-      ities            rivative       Bene-
                                 Year)                                          ity         Bene-            Securities     ficial
                                                                                (Instr.     ficially         Bene-          Owner-
                                                                                5)          Owned            ficially       ship
                                                                                            at End           Owned at       (Instr.
                                                                                            of Month         End of         4)
                               Exer/Expir.           Title/Amt. or                          (Instr. 4)       Month
                                                     # of shares                                             (Instr. 4)
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
                          04-10-03 / 04-09-05    Common Stock Options/          N/A          1,000             D
                                                   1,000
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

Explanation of Responses:

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

** Intentional misstatements or ommissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                         /s/ Charles E. Cobb                    05/10/2002
                         -------------------------------------------------------
                            **Signature of Reporting Person        Date
                          Charles E. Cobb

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see instruction 6 for procedure.

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